Exhibit h.6

December 9, 2021

THOMAS CRUTCHLEY

BLACKSTONE ADMINISTRATIVE SERVICES PARTNERSHIP L.P.

345 PARK AVE

NEW YORK, NY 10154-0004

United States

Re: Bloomberg Datalicense

Dear Customer:

Please be advised that CUSIP, CINS and CGS ISIN securities identification data (“CGS Data”) are proprietary to CUSIP Global Services (“CGS”) and the American Bankers Association. We are obligated to report to CGS those of our customers that receive such data for CUSIP, CINS, or CGS ISINs for more than 500 securities in any one month. These reports include basic corporate entity information, including the customer entity name, address, and the number of distinct data requests at the entity level. Additionally, we have been asked to remind our customers that we may be required to discontinue your access to CGS Data if CGS advises us that you require a direct agreement with CGS and it has not been executed.

Please contact your Bloomberg Sales Representative for further information.

Thank you in advance for your cooperation in this matter. Please contact us if you should have any additional questions.

Sincerely,

Jacqueline Messina Bloomberg L.P.

The BLOOMBERG TERMINAL service and Bloomberg data products (the “Services”) are owned and distributed by Bloomberg Finance L.P. (“BFLP”) except (i) in Argentina, Australia and certain jurisdictions in the Pacific islands, Bermuda, China, India, Japan, Korea and New Zealand, where Bloomberg L.P. and its subsidiaries (“BLP”) distribute these products, and (ii) in Singapore and the jurisdictions serviced by Bloomberg’s Singapore office, where a subsidiary of BFLP distributes these products. BLP provides BFLP and its subsidiaries with global marketing and operational support and service. The following are trademarks and service marks of BFLP, a Delaware limited partnership, or its subsidiaries: BLOOMBERG, BLOOMBERG ANYWHERE, BLOOMBERG MARKETS, BLOOMBERG NEWS, BLOOMBERG PROFESSIONAL, BLOOMBERG TERMINAL and BLOOMBERG.COM. Absence of any trademark or service mark from this list does not waive Bloomberg’s intellectual property rights in that name, mark or logo. All rights reserved.

BLOOMBERG FINANCE L.P.

731 Lexington Avenue

New York, NY 10022

LQA OVER BLOOMBERG PLATFORM FOR DATA DISTRIBUTION SCHEDULE OF SERVICES

LICENSOR:	BLOOMBERG FINANCE L.P.
LICENSEE:	BLACKSTONE ADMINISTRATIVE SERVICES PARTNERSHIP L.P.			ACCOUNT No:	30521432
DIVISION:	Buyside	ORDER DATE:	30-Nov-2021	ORDER No:	26131222

DELIVERY ADDRESS:			BILLING ADDRESS:
BLACKSTONE ADMINISTRATIVE SERVICES PARTNERSHIP L.P.			BLACKSTONE ADMINISTRATIVE SERVICES PARTNERSHIP L.P.
345 PARK AVE			345 PARK AVE

NEW YORK	NY	10154-0004	NEW YORK	NY	10154-0004
(City)	(State/Province)	(Postal Code)	(City)	(State/Province)	(Postal Code)
UNITED STATES			UNITED STATES
USER CONTACT:			BILLING CONTACT:
MAX JAFFE	1-212-390-2527		THOMAS CRUTCHLEY	44-20-7104-4600

Licensor and Licensee are parties to a BLOOMBERG BULK DATALICENSE AGREEMENT, BLOOMBERG PER SECURITY DATALICENSE AGREEMENT or BLOOMBERG DATALICENSE AGREEMENT Number 2935628 (the “Agreement”), which sets forth the terms and conditions under which Licensor provides to Licensee the Services described therein. Capitalized terms which are not defined herein shall have the meanings stated in the Agreement. In case of any conflict between this Schedule and the Agreement, the terms of this Schedule shall govern.

TERMS AND CONDITIONS

1.	DEFINED TERMS

(a)

“Bloomberg Appliance” means equipment for use in connection with the Bloomberg Platform for Data Distribution that is installed by Licensor and/or its affiliates at a Delivery Point (as defined below) location.

(b)

“Bloomberg Platform for Data Distribution” means Licensor’s platform (consisting of managed software and/or other services) for data distribution, entitling end users, applications and/or devices, monitoring Licensor-provided systems, the Bloomberg API and other similar functionality.

(c)

“Delivery Point” means each point of initial delivery of Data through the Bloomberg Platform for Data Distribution provided hereunder by Licensor to Licensee; provided that Licensee shall not move the location of any Delivery Point unless Licensor has provided Licensee with prior written approval. A “pair of Delivery Points” means two Delivery Points that are made available for redundancy purposes in connection with the Services provided under this Schedule. For purposes of this Schedule, Delivery Points may be Bloomberg Appliances or alternate points of connection to the Services hereunder that do not require Licensor-supplied hardware.

(d)

“Fee Appendix” means the fee appendix attached hereto as setting forth the prices charged by Licensor for the provision of Data and Technology Services (as defined below) to Licensee (as such appendix may be amended and updated by Licensor from time to time as set forth in this Schedule).

(e)

“Licensee Affiliate”, for purposes of this Schedule, means an entity that is and continues to be Controlled (as defined below) by Licensee. “Control” means direct or indirect ownership of a majority of the voting securities and/or economic interests of an entity and the power to appoint, directly or indirectly, the majority of the management of such entity.

(f)	“Licensee Enterprise”, for the purpose of this Schedule, means Licensee and Licensee Affiliates.

(g)	“Related Persons” means all employees, temporary workers and individual contractors of the Licensee Enterprise.

(h)	“Request Services” means the delivery modes for Data made available by Licensor from time to time. As of the date hereof, the Request Services consist of Scheduled, as described in the Fee Appendix.

(i)

“Technology Services” means the Bloomberg Platform for Data Distribution, the Bloomberg Appliance and related materials, software and information (excluding any Data provided through the Bloomberg Platform for Data Distribution). For the avoidance of doubt, the term “Services” in the Agreement shall include, and apply to, the Technology Services.

2.	TERM

(a)

This Schedule shall be effective from the date accepted by Licensor (the “Effective Date”) and shall remain in full force and effect until the date that is two years from the date any Services under this Schedule are first provided to Licensee (the “Schedule Term”) unless earlier terminated in accordance with its terms.

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 1 of 7    LQAOvrPlatSG+ 06/16/21

ID 0

(b)

This Schedule shall automatically renew for successive two-year periods unless Licensor or Licensee elects not to renew this Schedule by giving the other party not less than 60 days’ written notice prior to the end of the Schedule Term or any renewal thereof. If this Schedule is renewed for any additional period beyond the initial Schedule Term, the charges payable under this Schedule for such renewal period (including, but not limited to, charges payable pursuant to the Fee Appendix and/or paragraph 3 hereof) shall be calculated at the prevailing rates then offered by Licensor, and this Schedule and the Fee Appendix shall be considered to be amended accordingly. Notwithstanding the foregoing, if Licensee breaches any of the provisions of this Schedule, any other Schedule or the Agreement, Licensor may terminate this Schedule immediately upon written notice to Licensee. Licensee may terminate this Schedule at any time upon not less than 60 days’ prior written notice to Licensor and upon payment of the charges set forth in paragraph 3 hereof.

(c)

If this Schedule is terminated for any reason, (i) Licensee shall delete and purge, and cease use of, the Data and Technology Services received hereunder (or ensure that such Data and Technology Services are deleted and purged, as applicable) pursuant to paragraph 9 of the Agreement (as if the Agreement itself had been terminated) and (ii) Licensor and/or its affiliates shall have the right to remove, at Licensee’s expense, any Bloomberg Appliances received by Licensee as part of such Technology Services. If at any time an entity no longer satisfies the definition of Licensee Affiliate, Licensee shall ensure that such entity deletes or purges any and all Data received under this Schedule (and, for the avoidance of doubt, this Schedule shall be deemed terminated with respect to such entity). Notwithstanding anything to the contrary in the Agreement, Licensee may not use any Data that Licensee is permitted to retain pursuant to paragraph 9 of the Agreement to comply with or fulfill any ongoing regulatory requirements or obligations other than those related to Licensee’s or a Licensee Affiliate’s use of the Data during the Schedule Term or any renewal thereof.

(d)	The following paragraphs shall survive the termination of this Schedule: 2(c), 2(d), 3(a), 3(c), 3(d), 4(b), 4(d), 4(e) and 4(f).

3.	CHARGES

(a)

Upon presentation of an invoice, Licensee shall pay Licensor the amounts indicated thereon, which shall be based on the amount and type of Data and the Technology Services provided to Licensee during the applicable billing period and calculated in accordance with the Fee Appendix (collectively, the “LQA Fees”). The LQA Fees shall commence on the earlier of the date that (i) any Services under this Schedule are first provided to Licensee or (ii) is three (3) months from the Effective Date. All amounts displayed on this Schedule are in U.S. dollars.

(b)

Notwithstanding anything to the contrary in the Agreement or this Schedule, Licensor or an affiliate of Licensor may introduce or remove available types of Data, Technology Services, other Services and/or Request Services. Licensee shall be deemed to agree to Licensor’s and/or its affiliates’ then-current prices for a new type of Data, Technology Service, other Service and/or Request Service upon a request for the new type of Data, Technology Service, other Service and/or Data pursuant to the new Request Service, as applicable.

(c)

If this Schedule is terminated pursuant to paragraph 2 hereof, without limiting Licensor’s other rights, Licensee shall be liable for all amounts payable pursuant to this Schedule through the date of termination and any termination charges set forth in the Fee Appendix.

(d)

Licensor’s charges payable hereunder do not include fees for Additional Data (as defined below) or applicable taxes. All applicable taxes, including, without limitation, sales tax, VAT, GST and similar taxes, shall be in addition to the charges for the Services and shall be the responsibility of Licensee. If tax-exempt, a copy of the State/Foreign Tax Exempt Certificate must be submitted upon signing this Schedule.

4.	GENERAL PROVISIONS

(a)

Licensee shall be responsible for determining the applicable Request Service for all Data that Licensee requests and acknowledges that certain Data may not be available through all Request Services. Delivery of the Services shall be made to Licensee at the address set forth herein. If Licensee wishes to access Data or the Technology Services from multiple locations, Licensee shall enter into a separate Schedule for each such location. In addition, Licensee shall enter into a separate Schedule for each division (buy-side, sell-side, custody, or other business unit) of the Licensee Enterprise (each, a “Division”) that Licensee wishes to access or use any Data or Technology Services provided under this Schedule; provided that Licensor may (x) elect not to permit access or use of the Data or Technology Services by another Division or (y) require Licensee to enter into additional documentation for access or use of the Data or Technology Services by another Division. Notwithstanding anything to the contrary in the Agreement or this Schedule, (A) the Services provided under this Schedule may be accessed and used only by the Division specified above, (B) the Data provided under this Schedule may not be accessed or used by, or distributed to, any other Division within the Licensee Enterprise and (C) the Technology Services provided under this Schedule may not be accessed or used by, or distributed to, any Licensee Affiliate or any other Division of Licensee.

(b)

Subject to the terms of this Schedule (including paragraph 4(a) hereof) and the Agreement, Licensee may permit Licensee Affiliates to use the Data provided under this Schedule. Licensee shall comply with this Schedule and the Agreement and shall cause each Licensee Affiliate and Related Person that has access to or uses the Data or Services as permitted by this Schedule and the Agreement to comply with this Schedule and the Agreement as though such Licensee Affiliate or Related Person were “Licensee” hereunder. A Licensee Affiliate’s or Related Person’s failure to comply with this Schedule or the Agreement shall constitute a breach of this Schedule or the Agreement by Licensee. For the avoidance of doubt, Licensee Affiliates (including any Related Persons of any Licensee Affiliate) may not use or otherwise access any Technology Services.

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 2 of 7    LQAOvrPlatSG+ 06/16/21

ID 0

(c)

If any Bloomberg Appliances are provided to Licensee as part of the Technology Services, (i) any person or persons designated by Licensor shall have access to the Technology Services at all reasonable times for the purposes of installation, inspection, maintenance, repair, relocation and removal and (ii) on reasonable prior written notice, which shall in no event be less than 60 days, and at Licensee’s expense, Licensor shall relocate all or any part of the Technology Services. Scheduling of such relocation shall be contingent on the availability of communication lines, facilities, equipment, labor, standard policies and practices of Licensor and its affiliates and the terms of this Schedule and the Agreement. Licensee acknowledges that interruptions of the Technology Services might result from such relocation and that the applicable provisions of this Schedule and the Agreement shall apply to any such interruption.

(d)

If Licensee or any Licensee Affiliate uploads or otherwise provides to Licensor and/or its affiliates data for use in connection with any Service provided under this Schedule (any such data, “Custom Data”), Licensee shall be deemed to represent, warrant and covenant to Licensor and its affiliates that Licensee (and each such Licensee Affiliate) has all requisite legal and contractual authority to upload or otherwise provide to Licensor and its affiliates the Custom Data for such use. Notwithstanding anything to the contrary in the Agreement and without limiting Licensee’s other indemnification obligations under the Agreement, Licensee shall indemnify and hold harmless Licensor and its affiliates against any loss, claim or expense (including reasonable attorneys’ fees) suffered by Licensor and/or its affiliates as a result of (i) Licensee’s or any Licensee Affiliate’s provision of Custom Data to Licensor or an affiliate of Licensor or (ii) Licensor’s or its affiliates’ use of Custom Data as permitted by this Schedule. Notwithstanding anything to the contrary in the Agreement, Licensor’s indemnification obligation in the Agreement shall not apply to Custom Data.

(e)

Nothing in the Services shall constitute or be construed as an offering of financial instruments or as investment advice or investment recommendations (i.e., recommendations as to whether or not to “buy”, “sell”, “hold”, or to enter or not to enter into any other transaction involving any specific interest or interests) by Licensor or its affiliates or a recommendation as to an investment or other strategy by Licensor or its affiliates. No aspect of the Services is based on the consideration of Licensee’s individual circumstances, and data and other information available via the Services should not be considered as information sufficient upon which to base an investment decision. Licensor and its affiliates do not express an opinion on the future or expected value of any security or other interest and do not explicitly or implicitly recommend or suggest an investment strategy of any kind. The Services are not and shall not be construed as tax, accounting, legal or regulatory advice or opinions, or sufficient to satisfy any tax, accounting, legal or regulatory requirements. Licensee is solely responsible for the selection and use of appropriate parameters, inputs, models, formulas and data for meeting its tax, accounting, legal or regulatory requirements. Without limiting the foregoing, Licensee acknowledges and agrees that the Services may include indices, rates or other values (collectively, “Values”) that could be considered ‘benchmarks’ under the EU benchmark regulation and/or similar regulation (collectively, “BMR”) if used in a regulated manner. Licensee shall not use such Values in any manner that could be construed as regulated ‘use’ as a benchmark under the BMR (including to determine the value of financial instruments, to measure the performance of an investment fund for the purpose of tracking the return of such Value, to define the asset allocation of a portfolio, or to compute performance fees) unless such use is in accordance with applicable law, rules and regulations, including that the provider of such Values is an authorized or registered administrator of such Values under the BMR. Licensee acknowledges and agrees that (1) of Licensor and its affiliates, only Bloomberg Index Services Limited (BISL) is an authorized or registered administrator of such Values under the BMR and (2) BISL and Additional Data providers of such Values may require direct licensing with Licensee depending on Licensee’s use.

(f)

Licensee shall comply with all restrictions and requirements regarding use, display, distribution or otherwise imposed by Additional Data providers (as such restrictions and requirements may change from time to time) with respect to Additional Data. For the avoidance of doubt, all provisions in the Agreement regarding Additional Data shall apply to all Additional Data received under this Schedule. “Additional Data” has the meaning set forth in the Agreement or if not defined therein, then means data and information sourced from exchanges and other third-party information providers (other than Licensor and/or its affiliates), in each case that is included in Data.

(g)

Licensor may permit Licensee to access the Technology Services (i) using an internet connection to Licensor’s infrastructure and/or (ii) without using a Bloomberg Appliance, in each case in a manner approved by Licensor. Licensee acknowledges that technical restrictions associated with such methods of access may inhibit use of the Technology Services and the parties acknowledge and agree that Licensor may require Licensee to migrate to an alternate method of access to the Technology Services upon 60 days’ prior written notice.

5.	TESTING SERVICES

(a)

Licensor or an affiliate of Licensor may, in its sole discretion, provide certain Data to Licensee for testing purposes (“Beta Data”). All Data shall be considered to be production data (i.e., not Beta Data) unless otherwise identified by Licensor as “beta” data (e.g., data identified as “beta” in the applicable billing class field of an invoice).

(b)

Licensee shall use Beta Data only for internal testing and/or internal development purposes, and shall not use Beta Data in a production environment. For the avoidance of doubt, Licensee shall not use Beta Data to calculate risk or “mark-to-market” in a production environment and Licensee shall not redistribute any Beta Data. Beta Data shall be a part of the Services and, without limiting the effect of paragraphs 3(b) and 10(b) of the Agreement, Licensor shall not impose any additional fees for Beta Data (if used only as provided in this paragraph 5(b)).

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 3 of 7    LQAOvrPlatSG+ 06/16/21

ID 0

(c)

Licensor may make available Delivery Points for the sole purpose of allowing Licensee to receive Data requested under this Schedule for internal testing and development purposes (“Development Delivery Points”). The LQA Technology Fees paid for other Delivery Points hereunder covers Licensee’s ability to receive Data requested hereunder through the Development Delivery Points, provided that such Development Delivery Points will be subject to restrictions determined by Licensor as to the type and volume of such Data.

6.	MISCELLANEOUS

This Schedule, including any attachments thereto, and any modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile, electronic mail, or other electronic means, including via a website designated by Licensor by completing the procedures specified on that website, and any such execution shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually. Licensee agrees that it has the ability to store the information delivered to Licensee electronically such that it remains accessible to Licensee in an unchanged form.

Agreed to by:	Agreed to by:

BLACKSTONE ADMINISTRATIVE SERVICES PARTNERSHIP L.P.	BLOOMBERG FINANCE L.P.
By: Blackstone Holdings I- Sub GP L.L.C., its General Partner	By: BLOOMBERG (GP) FINANCE LLC,
General Partner
Company Name

/s/ Grace Nicosia
Signature (Duly authorized signatory, officer, partner or proprietor)

Grace Nicosia
Name (Please type or print)	Signature of Authorized Signatory

Managing Director
Title (Please type or print) 1/28/22
Date	Date

The following are trademarks and service marks of Bloomberg Finance L.P., a Delaware limited partnership, or its subsidiaries: BLOOMBERG, BLOOMBERG ANYWHERE, BLOOMBERG MARKETS, BLOOMBERG NEWS, BLOOMBERG PROFESSIONAL, BLOOMBERG TERMINAL and BLOOMBERG.COM. Absence of any trademark or service mark from this list does not waive Bloomberg’s intellectual property rights in that name, mark or logo. All rights reserved. 600483915.11

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 4 of 7    LQAOvrPlatSG+ 06/16/21

ID 0

LQA OVER BLOOMBERG PLATFORM FOR DATA DISTRIBUTION SCHEDULE OF SERVICES

FEE APPENDIX

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 5 of 7    LQAOvrPlatSG+ 06/16/21

ID 0

Scheduled Fee Table

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 6 of 7    LQAOvrPlatSG+ 06/16/21

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FEES FOR UNDERLYING SECURITY MASTER AND PACKAGED FIELDS

(Annual Fees (in US$); Billed Monthly in Arrears)

Account: 30521432    Agreement: 2935628    Order: 26131222    DT: 5491    CI: BFLP    Pg 7 of 7    LQAOvrPlatSG+ 06/16/21

ID 0